Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-269990-01

October 28, 2025

American Airlines, Inc.

$883,625,000 Pass Through Certificates, Series 2025-1A

Pricing Term Sheet, dated October 28, 2025 to the preliminary prospectus supplement dated October 27, 2025 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Pass Through Certificates, Series 2025-1A (“Class A Certificates”)

Amount:	$883,625,000

Price to Public:	100%

CUSIP:	02377NAA8

ISIN:	US02377NAA81

Coupon/Stated Interest Rate:	4.900%

Make-Whole Spread Over Treasuries:	0.15%

Available Amount under the Liquidity Facilities at May 11, 2026[1]:	$64,946,438

Initial “Maximum Commitment” under the Liquidity Facilities:	$64,946,438

Underwriters’ Purchase Commitments:

J.P. Morgan Securities LLC

Deutsche Bank Securities Inc.

BNP Paribas Securities Corp.

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Loop Capital Markets LLC

ICBC Standard Bank Plc

$194,399,000 $159,053,000 $106,035,000 $40,028,000 $40,028,000 $40,028,000 $40,028,000 $40,028,000 $40,028,000 $40,028,000 $40,028,000 $19,970,000 $19,970,000

[1]

The first Regular Distribution Date that occurs after the currently scheduled delivery month of the last New Aircraft to be delivered to American, assuming that all Aircraft have been financed in accordance with the terms and conditions of the Note Purchase Agreement prior to such Regular Distribution Date and that all interest and principal due on or prior to such Regular Distribution Date have been paid.

Mizuho Securities USA LLC Natixis Securities Americas LLC NatWest Markets Securities Inc. U.S. Bancorp Investments, Inc. BOK Financial Securities, Inc.	$19,970,000 $19,970,000 $11,310,000 $8,748,000 $3,976,000

Underwriting Commission:	$8,836,250

Percentage Concession to Underwriters:	0.50%

Discount to Brokers/Dealers:	0.25%

Settlement*:	November 12, 2025 (T+10), the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling J.P. Morgan Securities LLC, collect at 1 (212) 834-4533, Deutsche Bank Securities Inc., toll-free at 1 (800) 503-4611 or BNP Paribas Securities Corp., toll free at 1 (800) 854-5674.

*

It is expected that delivery of the Class A Certificates will be made against payment therefore on or about November 12, 2025, which is the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Class A Certificates on any date prior to their date of initial delivery of such Class A Certificates will be required, by virtue of the fact that the Class A Certificates initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.